Exhibit 99.1

OSI Systems Reports Third Quarter Fiscal 2011 Financial Results

  Q3 Earnings Per Share
    GAAP of $0.45 (36% increase over prior year)
    Non-GAAP: $0.48 (33% increase over prior year)
  Record quarterly sales of $175 million (20% increase over prior year)
  Record third quarter backlog of $304 million (27% increase over June)
  Company raises FY 2011 Earnings guidance to $1.78 - $1.86 per share (28% - 34% growth)

HAWTHORNE, Calif.--(BUSINESS WIRE)--April 26, 2011--OSI Systems, Inc. (NASDAQ:OSIS), a vertically integrated provider of solutions in Security, Healthcare, and specialized electronics, today announced financial results for the third quarter ended March 31, 2011.

Deepak Chopra, OSI Systems’ Chairman and CEO, stated, “We are pleased to report outstanding third quarter results led by record revenues, including double digit sales growth across each of our divisions, resulting in significant earnings growth. With an exceptionally strong backlog and pipeline of opportunities, we are well positioned for continued sales and earnings growth.”

The Company reported revenues of $174.9 million for the third quarter of fiscal 2011, an increase of 20% as compared to the same period a year ago. Net income for the third quarter of fiscal 2011 was $8.8 million, or $0.45 per diluted share, compared to net income of $6.1 million, or $0.33 per diluted share, for the third quarter of fiscal 2010.

For the nine months ended March 31, 2011, the Company reported revenues of $472.7 million, an increase of 10% as compared to the same period a year ago. Net income for the nine months ended March 31, 2011 was $21.4 million, or $1.10 per diluted share, compared to net income of $15.6 million, or $0.85 per diluted share, for the nine months ended March 31, 2010.

Excluding the impact of restructuring and other charges, net income for the third quarter of fiscal 2011 would have been approximately $9.4 million, or $0.48 per diluted share, compared to net income of $6.8 million, or $0.36 per diluted share, for the third quarter of fiscal 2010 and net income for the nine months ended March 31, 2011 would have been approximately $22.8 million, or $1.18 per diluted share, compared to net income of $16.7 million, or $0.91 per diluted share, for the nine months ended March 31, 2010. These non-GAAP figures are provided to allow for the comparison of underlying earnings, net of restructuring and other charges, thus providing additional insight into the on-going operations of the Company.

As of March 31, 2011, the Company’s backlog was $304 million compared to $240 million as of June 30, 2010, an increase of 27%. During the nine months ended March 31, 2011, the Company generated cash flow from operations of $25 million.

Mr. Chopra continued, "Our Security division had another outstanding quarter as revenues increased 27% to a record $88 million. In addition, strong bookings continued resulting in a Security backlog of $194 million, an increase of 34% since the start of fiscal 2011. The backlog, combined with a robust pipeline, provides confidence in sustaining exceptional growth in our Security division.”

Mr. Chopra continued, “Sales in our Healthcare division increased 11% over the prior year. An improving market coupled with our recently announced new product offerings as well as the substantial improvements we have made to our cost structure, position us well for continued top line growth and margin expansion.”

Mr. Chopra concluded, “Our Optoelectronics and Manufacturing Division generated sales and operating income growth of 25% and 138%, respectively. These strong results reflect the profitability of a growing, diversified customer base with strong operating discipline and the benefits of our vertical integration strategy.”

Fiscal Year 2011 Outlook

Subject to the risk factors detailed in the Safe Harbor section of this press release, the Company is raising its annual revenue guidance to between $655 million - $665 million. In addition, the Company is raising its fiscal 2011 earnings guidance and expects earnings per diluted share to increase at a rate of 28% - 34% to between $1.78 - $1.86, excluding the impact of restructuring and other non-recurring charges.

Conference Call Information

OSI Systems, Inc. will host a conference call and simultaneous webcast over the Internet beginning at 9:00am PT (12:00pm ET), today to discuss its results for the third quarter of fiscal 2011. To listen, please visit the investor relations section of OSI Systems website, http://investors.osi-systems.com/index.cfm and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the conclusion of the conference call at 12:00pm PT (3:00pm ET) until May 10, 2011. The replay can either be accessed through the Company’s website, www.osi-systems.com, or via telephonic replay by calling 1-888-286-8010 and entering the conference call identification number ‘12002869’ when prompted for the replay code.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The Company sells its products in diversified markets, including homeland security, healthcare, defense and aerospace. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. It implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-E

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions about the future, including, the Company’s predictions about future sales and earnings. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that the Company will continue to generate cash or that strong sales by its Security division will continue to occur in the future. Other important factors are set forth in our Securities and Exchange Commission filings. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2011	2010	2011
Revenue	$145,401	$174,931	$429,783	$472,671
Cost of goods sold	92,184	112,678	275,734	303,497
Gross profit	53,217	62,253	154,049	169,174

Operating expenses:
Selling, general and administrative	34,789	37,116	101,679	103,050
Research and development	9,129	12,436	27,471	33,509
Restructuring and other charges	946	905	1,553	2,064
Total operating expenses	44,864	50,457	130,703	138,623
Income from operations	8,353	11,796	23,346	30,551
Interest expense and other income, net	175	612	(1,214)	(484)
Income before income taxes	8,528	12,408	22,132	30,067
Provision for income taxes	2,416	3,642	6,558	8,691
Net income	$6,112	$8,766	$15,574	$21,376
Diluted income per share	$0.33	$0.45	$0.85	$1.10
Weighted average shares outstanding – diluted	18,772	19,687	18,219	19,424

Consolidated Balance Sheets
(in thousands)
(Unaudited)

	June 30,	March 31,
	2010	2011
Assets
Cash and cash equivalents	$51,989	$39,630
Accounts receivable, net	132,728	136,357
Inventories	125,930	159,870
Other current assets	38,554	36,093
Total current assets	349,201	371,950
Non-current assets	163,913	180,345
Total Assets	$513,114	$552,295
Liabilities and Stockholders' Equity
Current portion of long-term debt	$12,743	$221
Accounts payable and accrued expenses	63,945	91,598
Other current liabilities	67,906	64,817
Total current liabilities	144,594	156,636
Long-term debt	23,366	2,814
Other long-term liabilities	31,444	35,327
Total liabilities	199,404	194,777
Total shareholders’ equity	313,710	357,518
Total Liabilities and Equity	$513,114	$552,295

Segment Information
(in thousands)
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2011	2010	2011
Revenues – by Segment Group:
Security Group	$69,341	$88,173	$175,768	$215,973
Healthcare Group	45,910	51,114	149,920	152,837
Optoelectronics and Manufacturing Group including intersegment revenues	38,177	47,865	127,631	137,458
Intersegment revenues elimination	(8,027)	(12,221)	(23,536)	(33,597)
Total	$145,401	$174,931	$429,783	$472,671

Operating income (loss) – by Segment Group:
Security Group	$7,096	$8,177	$13,198	$17,292
Healthcare Group	1,706	2,274	9,009	10,536
Optoelectronics and Manufacturing Group	1,504	4,284	8,222	11,975
Corporate	(2,390)	(2,805)	(8,359)	(8,053)
Eliminations	437	(134)	1,276	(1,199)
Total	$8,353	$11,796	$23,346	$30,551

Reconciliation of GAAP to Non-GAAP
(in thousands, except earnings per share data)
(Unaudited)

	For the Three Months Ended March 31,				For the Nine Months Ended March 31,
	2010		2011		2010		2011
	Net income	EPS	Net income	EPS	Net income	EPS	Net income	EPS

GAAP basis	$6,112	$0.33	$8,766	$0.45	$15,574	$0.85	$21,376	$1.10

Restructuring and other charges, net of tax	678	0.03	639	0.03	1,093	0.06	1,467	0.08

Non-GAAP basis	$6,790	$0.36	$9,405	$0.48	$16,667	$0.91	$22,843	$1.18

CONTACT:
OSI Systems, Inc.
Ajay Vashishat
Vice President, Business Development
(310) 349-2237
avashishat@osi-systems.com